Exhibit 10.1

AMENDMENT NO. 1
ETHANOL MARKETING AGREEMENT

THIS Amendment No. 1 (“Amendment 1”), dated June 28, 2018, is entered into by and between Eco-Energy, LLC., a Tennessee corporation with its registered office at 6100 Tower Circle, Suite 500, Franklin, Tennessee 37067 (“Eco”), and Lincolnway Energy an Iowa limited liability company, with its principal office located at 59511 West Lincoln Highway, Nevada, IA 50201 (“LWE”).  Eco and LWE are hereinafter also referred to collectively as the “Parties.”

RECITALS

A.            On October 2, 2015, Eco and LWE entered into an Ethanol Marketing Agreement (“Agreement”) that established the terms and conditions related to Eco’s rights and obligations regarding the purchase of LWE’s entire ethanol output, with the exception of specific E85 sales directly sold by LWE.  A copy of the Agreement—including Exhibit A—is attached hereto as Appendix 1.  Unless otherwise set forth herein, all terms shall have the meaning set forth in the Agreement.

B.            The Agreement provided for a thirty-three (33) month term that commenced on January 1, 2016 and terminated on September 30, 2018.

C.            The Parties now desire to alter the Agreement in order to memorialize the modifications recently agreed upon by the Parties as well as incorporate such modifications into the Agreement.

NOW, THEREFORE, the written signatures of the Parties integrate this Amendment No. 1 into the Agreement making it a binding, and legally enforceable, portion of such.  For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Eco and LWE agree as follows:

I.	MODIFICATIONS:

1)         Section 3 of the Agreement is hereby deleted in its entirety and replaced with the following:

3.         Purchase Price and Fees:  The amount payable by Eco to LWE for ethanol that is purchased by Eco pursuant to this Agreement (the “Net Payment”) shall be the Purchase Price set forth in the applicable Accepted Purchase Order less the fee payable by LWE to Eco for the services to be provided by Eco under this Agreement (the “Marketing Fee”), which shall be calculated as follows:  [*].

2)        The first sentence of Section 20(a) of the Agreement is hereby amended as follows in order to extend the term:

20.       Term and Termination:

(a)	The term of this Agreement shall commence on January 1, 2016 and shall continue until September 30, 2020 (the “Term”).

* Portion omitted pursuant to request for confidential treatment filed separately with the Securities and Exchange Commission.

3)         The contact information for Eco provided in Section 26 of the Agreement is hereby amended as follows:

26.       Notices:

Eco-Energy:	Eco-Energy, LLC.
ATTENTION:	Chief Executive Officer
ADDRESS:	6100 Tower Circle Road, Ste 500
Franklin, TN 37067
PHONE:	(615) 778-2898
EMAIL:	joshb@eco-energy.com

  4)          Add a Section 30(i) to the Agreement as follows:

30.       General:

(i)  Notwithstanding anything contained herein to the contrary, if during the Term of the Agreement Eco fails to represent a minimum of nine (9) ethanol production facilities in its ethanol marketing program, LWE shall be entitled to terminate the Agreement upon sixty (60) days advance written notice.

II.	EFFECT OF AMENDMENT NO. 1: Except as expressly modified in Section I of this Amendment No. 1, the Agreement remains unchanged and in full force and effect.

III.
ENTIRETIES:  This Amendment No. 1 represents the final agreement between the Parties regarding the subject matter hereof and may not be contradicted by evidence or prior, contemporaneous, or subsequent oral agreements of the parties.  There are no unwritten oral agreements between the Parties.

ECO ENERGY, LLC		LINCOLNWAY ENERGY

By:	/s/ Josh Bailey	By:	/s/ Eric Hakmiller

Name: Josh Bailey		Name: Eric Hakmiller

Title: CEO		Title: President